Exhibit 3.15

MC-201279

Certificate of Incorporation

I, FLOSSIEBELL M. MARAGH Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by

Vantage International Management Co.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 13th day of December Two Thousand Seven

Given under my hand and Seal at George Town in the

Island of Grand Cayman this 13th day of December

Two Thousand Seven

CERTIFIED TO BE A TRUE AND CORRECT COPY

(SGD. FLOSSIEBELL M. MARAGH)
Sig.	/s/ Flossiebell M. Maragh
	Flossiebell M. Maragh		[seal of registrar]
Assistant Registrar
Assistant Registrar of Companies,
Date	13 December 2007	Cayman Islands